Exhibit 99.1

Blue Valley Ban Corp.		NEWS RELEASE
11935 Riley
Overland Park, Kansas 66225-6128	Contact:	Mark A. Fortino
Chief Financial Officer
(913) 338-1000
For Immediate Release Friday, October 17, 2008
Blue Valley Ban Corp. Reports Third Quarter 2008 Earnings
Overland Park, Kansas, October 17, 2008 – Blue Valley Ban Corp. (OTCBB: BVBC) (“the Company”) today announced a net loss of $6.2 million, or fully-diluted loss per share of $2.52 for the third quarter of 2008, compared to net income of $1.1 million, or fully-diluted earnings per share of $0.44 for the same period in 2007. Net loss for the nine months ended September 30, 2008 was $5.6 million, or a loss of $2.26 per fully-diluted share, compared to $3.8 million or $1.56 fully-diluted earnings per share for the same period in 2007.
In the third quarter of 2008, the Company’s subsidiary, Bank of Blue Valley (“the Bank”), charged down approximately $9.7 million in non performing real estate construction and commercial loans. The level of non performing loans had increased in 2008 as a result of one deteriorating commercial credit and a continued decline in the credit quality of the Bank’s real estate and construction loan portfolio. Management also recognized the impact of the industry wide decline in the real estate market and the general economy. Management assessed the loan portfolio, specifically the non performing loans, on a credit by credit basis and reached the judgment that it would be appropriate to charge down approximately $9.7 million in non performing loans. Based on this analysis, management made a provision for loan losses of $12.1 million in the third quarter. This action was the primary reason for the $6.2 million net loss for the third quarter. Even after the $6.2 million loss for the three months ended September 30, 2008, the Bank had $11.8 million more capital than the amount required to be considered “well-capitalized” by regulatory standards. To immediately replace the capital resulting from the charge down described above, the Board of Directors has approved the filing today of a registration statement for a common stock rights offering to existing shareholders intended to raise approximately $6.0 million in capital. The capital raised will be invested in the Bank to further enhance its capital levels.
“The slowness in the recovery of the Johnson County real estate market prompted us to take this action. We believe we are now well positioned for future opportunities,” said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp.
Operating Results
During the third quarter of 2008, net interest income decreased 11.5% to $5.7, million compared to $6.4 million for the same period in the prior year, primarily due to a lower net interest margin resulting from the decrease in market rates by 325 basis points since the fourth quarter of 2007 and the reversal of $266,000 in interest on loans placed on non accrual during the third quarter of 2008. The decrease in market rates caused a decrease in net interest margin because the Company’s loan portfolio has repriced faster than the Company’s funding liabilities. The lower net interest income has been partly offset by an increase in our loan portfolio of $81.3 million, or 14.5%, since September 30, 2007. Provision for loan losses increased to $12.1 million, compared to $590,000 for the same period in the prior year. The increase was a result of management’s decision to charge down approximately $9.7 million in non performing loans due to one deteriorating commercial credit and a decline in the credit quality of the Bank’s real estate and construction loan portfolio. Management also recognized the impact of the continued industry decline in the real estate market and general economy. In addition, the provision for loan losses includes a reserve for potentially uncollectible deposit overdrafts with respect to one commercial relationship. Noninterest income increased to $2.6 million during this period from $1.8 million in the prior year, an increase of 46.3%. The principal factor driving the increase in non-interest income was the result of $1.0 million realized as a result of a legal judgment. Noninterest expense increased 2.3% to $6.0 million, compared to $5.8 million in the prior year period. The increase was a result of an increase in expenses related to foreclosed assets held for sale. This increase was partially offset by lower salaries and employee benefit expenses in 2008 due to the mortgage division restructure in 2007 and a decrease in expenses related to the bonus plan for 2008.
For the nine-month period ending September 30, 2008, net interest income decreased 11.8% to $17.8 million, compared to $20.2 million for the same period in 2007, primarily due to a lower net interest margin resulting from the decrease in market rates by 325 basis points since the fourth quarter of 2007 and the reversal of $883,000 in interest on loans placed on nonaccrual during 2008. The decrease in market rates, caused a decrease in net interest margin because the Company’s loan portfolio has repriced faster than the Company’s funding liabilities. The lower net interest income has been partly offset by an increase in our loan portfolio by $81.3 million, or 14.5%, since September 30, 2007. Provision for loan losses increased to $15.4 million, compared to $990,000 for the same period in the prior year. The increase was a result of management’s decision to charge down approximately $9.7 million in non performing loans in the third quarter due to one deteriorating commercial credit and a decline in the credit quality of the Bank’s real estate and construction loan portfolio. Management also recognized the impact of the continued industry decline in the real estate market and general economy. In addition, the provision for loan losses includes a reserve for potentially uncollectible deposit overdrafts with respect to one commercial relationship. Noninterest income increased to $6.9 million during this period from $5.6 million in the prior year, an increase of 24.0%, due to $1.0 million realized as a result of a legal judgment. In addition, the increase was a result of $702,000 in gains realized on the sale of available-for-sale investments during 2008. The available-for-sale investments were sold to provide funding for additional loan growth and to better position the investment portfolio for future changes in interest rates. Noninterest expense decreased 3.3% to $18.1 million, compared to $18.7 million in the prior year period. The decrease was a result of lower salaries and employee benefit expenses in 2008 due to the mortgage division restructure in 2007 and a decrease in expenses related to the bonus plan for 2008. The decrease was partially offset by an increase in expenses related to foreclosed assets held for sale.
Total assets, loans and deposits at September 30, 2008 were $788.3 million, $642.8 million and $560.7 million, respectively, compared to $730.4 million, $561.5 million and $548.6 million one year earlier, respectively, increases of 7.9%, 14.5%, and 2.2% respectively. As of September 30, 2008, the Company’s subsidiary, Bank of Blue Valley, remained well-capitalized by regulatory standards.
About Blue Valley Ban Corp.
Blue Valley Ban Corp. is a bank holding company that, through its subsidiaries, provides banking services to business, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages nationwide through its InternetMortgage.com website.

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words “believe,” “expect,” “could,” “potential,” “intend,” “plans,” “anticipate,” “estimate,” “project,” or similar expressions. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; a deterioration of general economic conditions or the demand for housing in the Company’s market areas; a deterioration in the demand for mortgage financing; legislative or regulatory changes; adverse developments in the Company’s loan or investment portfolio; any inability to obtain funding on favorable terms; the loss of key personnel; significant increases in competition; potential unfavorable results of litigation to which the Company may become a party; and the possible dilutive effect of potential acquisitions or expansions. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.
BLUE VALLEY BAN CORP.
THIRD QUARTER 2008
CONSOLIDATED FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
(unaudited)

Three Months Ended September 30	2008	2007
Net interest income	$5,669	$6,409
Provision for loan losses	12,090	590
Non-interest income	2,576	1,761
Non-interest expense	5,982	5,848
Net income (loss)	(6,210)	1,086
Net income (loss) per share — Basic	(2.55)	0.45
Net income (loss) per share — Diluted	(2.52)	0.44
Return on average assets	(3.09)%	0.60%
Return on average equity	(41.12)%	7.46%

Nine Months Ended September 30
Net interest income	$17,839	$20,219
Provision for loan losses	15,400	990
Non-interest income	6,900	5,564
Non-interest expense	18,119	18,743
Net income (loss)	(5,556)	3,810
Net income (loss) per share — Basic	(2.28)	1.58
Net income (loss) per share — Diluted	(2.26)	1.56
Return on average assets	(0.96)%	0.70%
Return on average equity	(12.40)%	9.09%

At September 30
Assets	$788,261	$730,449
Loans	642,846	561,522
Deposits	560,733	548,564
Stockholders’ Equity	53,701	58,788